Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FIRST QUARTER FISCAL 2022 RESULTS
Loudon, TN, November 4, 2021 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the first quarter ended September 30, 2021.
Fiscal First Quarter 2022 Highlights Compared to Fiscal First Quarter 2021:
•Net sales increased 40.1% to a record $253.5 million
•Unit volume increased 23.8% to a record 2,024 units
•Gross profit increased 30.6% to a record $59.8 million
•Net income increased 26.7% to a record $27.9 million
•Adjusted EBITDA increased 23.1% to a record $44.7 million
•Net income available to Class A Common Stock per share (diluted) increased 26.7% to a record $1.28 per share
•Adjusted fully distributed net income per share increased 21.2% to a record $1.37 per share on a fully distributed weighted average share count of 21.7 million shares of Class A Common Stock
“We continued momentum into fiscal year 2022 with net sales increasing 40.1%, net income rising 26.7%, and Adjusted EBITDA growing 23.1% compared to the prior year period,” commented Jack Springer, Chief Executive Officer of Malibu Boats, Inc. “While inflationary concerns and ongoing supply chain constraints are putting significant pressure on the broader powersports industry and global economy, our first quarter results yet again demonstrate the inherent strength and capabilities of Malibu’s brands, bolstered by our team’s unparalleled commitment, execution and industry-leading vertical integration.”
“We continue to capitalize on the movement towards larger, more feature-rich boats, even as we enter the offseason, and as a result, our backlog remains unprecedented,” continued Mr. Springer. “Malibu’s lineup of innovative, best-in-class products is feeding our customers’ tremendous appetite. Our larger 25 LSV and T250 models, coupled with the booming sales of our premium M-Series is also driving enhanced margins for the business, while our new Cobalt R-Series remains highly sought after by customers. As Maverick advances its plant expansion and integration efforts, we see an opportunity to drive increased productivity as well. As we move through fiscal year 2022, we remain optimistic thanks to record low inventories and sustained record-breaking retail demand, and we believe we are well-positioned to further deliver value for our shareholders.”
Fiscal First Quarter 2022 Results (Unaudited)

	Three Months Ended September 30,
	2021	2020
	(Dollars In Thousands)
Net Sales	$253,497	$180,984
Gross Profit	$59,752	$45,741
Gross Profit Margin	23.6%	25.3%
Net Income	$27,933	$22,038
Net Income Margin	11.0%	12.2%
Adjusted EBITDA	$44,733	$36,347
Adjusted EBITDA Margin	17.6%	20.1%
Net sales for the three months ended September 30, 2021 increased $72.5 million, or 40.1%, to $253.5 million as compared to the three months ended September 30, 2020. The increase in net sales was driven primarily by a favorable model mix in our Malibu and Cobalt segments, year over year price increases and increased unit volumes primarily due to the acquisition of Maverick Boat Group on December 31, 2020. We recognized an increase in net

Exhibit 99.1
sales and unit volumes across all three segments during the three months ended September 30, 2021. Unit volume for the three months ended September 30, 2021, increased 389 units, or 23.8%, to 2,024 units as compared to the three months ended September 30, 2020. Our unit volume increased primarily due to the acquisition of Maverick Boat Group on December 31, 2020.
Net sales attributable to our Malibu segment increased $18.4 million, or 18.5%, to $118.3 million for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Unit volumes attributable to our Malibu segment increased 28 units for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The increase in net sales was driven primarily by a favorable model mix and year over year price increases.
Net sales attributable to our Saltwater Fishing segment increased $40.1 million, or 109.2%, to $76.7 million, for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Unit volume increased 339 units for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase in net sales was driven primarily by the acquisition of Maverick Boat Group on December 31, 2020 and year over year price increases.
Net sales attributable to our Cobalt segment increased $14.0 million, or 31.6%, to $58.5 million for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Unit volumes attributable to Cobalt increased 22 units for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase in net sales was driven primarily by a favorable model mix and year over year price increases.
Overall consolidated net sales per unit increased 13.1% to $125,246 per unit for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Net sales per unit for our Malibu segment increased 15.3% to $111,664 per unit for the three months ended September 30, 2021, compared to the three months ended September 30, 2020, driven primarily by a favorable model mix and year over year price increases. Net sales per unit for our Saltwater Fishing segment decreased 37.0% to $158,200 per unit for the three months ended September 30, 2021 driven primarily by mix of models due mostly to the inclusion of lower priced models from our acquisition of Maverick Boat Group on December 31, 2020, partially offset by year over year price increases. Net sales per unit for our Cobalt segment increased 25.5% to $121,913 per unit for the three months ended September 30, 2021, compared to the three months ended September 30, 2020, driven primarily by a favorable model mix and year over year price increases.
Cost of sales for the three months ended September 30, 2021 increased $58.5 million, or 43.3%, to $193.7 million as compared to the three months ended September 30, 2020. The increase in cost of sales was driven by higher costs related to higher net sales in all our segments, increased prices due to limited supply from supply chain disruptions and inflationary pressures that have increased prices on parts and components. In the Malibu segment, higher per unit material and labor costs contributed $10.9 million to the increase in cost of sales and were driven by an increased mix of larger product that corresponded with higher net sales per unit. Within our Saltwater Fishing segment, higher volumes, primarily related to the acquisition of Maverick Boat Group, drove $29.9 million of increase in cost of sales which was also modestly impacted by higher per unit costs. In the Cobalt segment, higher per unit material and labor costs contributed $9.7 million to the increase in cost of sales and were driven by an increased mix of larger product that corresponded with higher net sales per unit.
Gross profit for the three months ended September 30, 2021 increased $14.0 million, or 30.6%, to $59.8 million compared to the three months ended September 30, 2020. The increase in gross profit was driven primarily by higher sales revenue partially offset by the increased cost of sales for the reasons noted above. Gross margin for the three months ended September 30, 2021 decreased 170 basis points from 25.3% to 23.6% driven primarily by mix of models due mostly to the inclusion of lower priced models from the Maverick Boat Group, which we acquired on December 31, 2020.
Selling and marketing expenses for the three months ended September 30, 2021 increased $1.5 million, or 41.7% to $5.1 million compared to the three months ended September 30, 2020. The increase was driven primarily by incremental selling and marketing expenses from the acquisition of Maverick Boat Group and by increased travel

Exhibit 99.1
and promotional events that have since resumed in the three months ended September 30, 2021 after being suspended for COVID-19 during the three months ended September 30, 2020. As a percentage of sales, selling and marketing expenses remained flat compared to the same period in the prior fiscal year. General and administrative expenses for the three months ended September 30, 2021 increased $4.4 million, or 38.1%, to $16.1 million as compared to the three months ended September 30, 2020 driven primarily by an increase in compensation and personnel related expenses, travel related expenses, information technology infrastructure expenses and incremental general and administrative expenses due to the acquisition of Maverick Boat Group offset by lower professional fees. As a percentage of sales, general and administrative expenses decreased 10 basis points to 6.4% for the three months ended September 30, 2021 compared to 6.5% for the three months ended September 30, 2020. Amortization expense for the three months ended September 30, 2021 increased $0.3 million, or 21.8% to $1.9 million compared to the three months ended September 30, 2020. The increase is due to amortization of intangibles acquired as part of the acquisition of Maverick Boat Group on December 31, 2020.
Operating income for the first quarter of fiscal year 2022 increased to $36.7 million from $29.0 million in the first quarter of fiscal year 2021. Net income for the first quarter of fiscal year 2022 increased 26.7% to $27.9 million from $22.0 million and net income margin decreased to 11.0% from 12.2% in the first quarter of fiscal year 2021. Adjusted EBITDA in the first quarter of fiscal year 2022 increased 23.1% to $44.7 million from $36.3 million, while Adjusted EBITDA margin decreased to 17.6% from 20.1% in the first quarter of fiscal year 2021.
Fiscal 2022 Guidance
For the fiscal full year 2022, Malibu anticipates revenue growth in the low to mid 20% range year-over-year and Adjusted EBITDA margins of approximately 19.5%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Conference Call and Webcast
The Company will host a webcast and conference call to discuss first quarter of fiscal year 2022 results on Thursday, November 4, 2021, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #7955227. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income

Exhibit 99.1
and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees and non-cash compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our expectations for fiscal year 2022; our expectations for opportunities for growth and demand for our products, including beyond calendar year 2021; and our ability to continue to deliver value for our shareholders.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially

Exhibit 99.1
from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisition of Maverick Boat Group; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2021	2020
Net sales	$253,497	$180,984
Cost of sales	193,745	135,243
Gross profit	59,752	45,741
Operating expenses:
Selling and marketing	5,117	3,612
General and administrative	16,091	11,654
Amortization	1,856	1,524
Operating income	36,688	28,951
Other expense, net:
Other income, net	(13)	(10)
Interest expense	684	556
Other expense, net	671	546
Income before provision for income taxes	36,017	28,405
Provision for income taxes	8,084	6,367
Net income	27,933	22,038
Net income attributable to non-controlling interest	989	945
Net income attributable to Malibu Boats, Inc.	$26,944	$21,093

Comprehensive income:
Net income	$27,933	$22,038
Other comprehensive (loss) income:
Change in cumulative translation adjustment	(835)	630
Other comprehensive (loss) income	(835)	630
Comprehensive income	27,098	22,668
Less: comprehensive income attributable to non-controlling interest	959	972
Comprehensive income attributable to Malibu Boats, Inc.	$26,139	$21,696

Weighted average shares outstanding used in computing net income per share:
Basic	20,849,981	20,651,929
Diluted	21,132,902	20,864,646
Net income available to Class A Common Stock per share:
Basic	$1.29	$1.02
Diluted	$1.28	$1.01

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	September 30, 2021	June 30, 2021
Assets
Current assets
Cash	$29,500	$41,479
Trade receivables, net	41,217	49,844
Inventories, net	138,743	116,685
Prepaid expenses and other current assets	9,109	4,775
Total current assets	218,569	212,783
Property, plant and equipment, net	141,561	132,913
Goodwill	100,765	101,033
Other intangible assets, net	233,455	235,363
Deferred tax asset	47,339	48,022
Other assets	12,230	12,670
Total assets	$753,919	$742,784
Liabilities
Current liabilities
Current maturities of long-term obligations	$76,250	$4,250
Accounts payable	51,216	45,992
Accrued expenses	71,346	77,179
Income taxes and tax distribution payable	8,332	3,209
Payable pursuant to tax receivable agreement, current portion	3,773	3,773
Total current liabilities	210,917	134,403
Deferred tax liabilities	27,850	27,869
Other liabilities	15,394	15,892
Payable pursuant to tax receivable agreement, less current portion	44,441	44,441
Long-term debt	46,861	139,025
Total liabilities	345,463	361,630

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,839,687 shares issued and outstanding as of September 30, 2021; 20,847,019 issued and outstanding as of June 30, 2021	207	207
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 10 shares issued and outstanding as of September 30, 2021; 10 shares issued and outstanding as of June 30, 2021	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2021 and June 30, 2021	—	—
Additional paid in capital	112,094	111,308
Accumulated other comprehensive loss	(2,474)	(1,639)
Accumulated earnings	290,496	263,552
Total stockholders' equity attributable to Malibu Boats, Inc.	400,323	373,428
Non-controlling interest	8,133	7,726
Total stockholders’ equity	408,456	381,154
Total liabilities and stockholders' equity	$753,919	$742,784

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and presentation of Net Income Margin and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2021	2020
Net income	$27,933	$22,038
Provision for income taxes	8,084	6,367
Interest expense	684	556
Depreciation	4,918	3,486
Amortization	1,856	1,524
Professional fees [1]	—	1,565
Stock-based compensation expense [2]	1,258	811
Adjusted EBITDA	$44,733	$36,347
Net Sales	$253,497	$180,984
Net Income Margin [3]	11.0%	12.2%
Adjusted EBITDA Margin [3]	17.6%	20.1%

(1)	For the three months ended September 30, 2020, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(3)	We calculate net income margin as net income divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended September 30,
	2021	2020
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$26,944	$21,093
Provision for income taxes	8,084	6,367
Professional fees [1]	—	1,565
Acquisition and integration related expenses [2]	1,677	1,073
Stock-based compensation expense [3]	1,258	811
Net income attributable to non-controlling interest [4]	989	945
Fully distributed net income before income taxes	38,952	31,854
Income tax expense on fully distributed income before income taxes [5]	9,271	7,518
Adjusted fully distributed net income	$29,681	$24,336

	Three Months Ended September 30,
	2021	2020
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,849,981	20,651,929
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [6]	600,919	714,261
Weighted-average unvested restricted stock awards issued to management [7]	224,165	179,048
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,675,065	21,545,238

Exhibit 99.1
The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended September 30,
	2021	2020
Net income available to Class A Common Stock per share	$1.29	$1.02
Impact of adjustments:
Provision for income taxes	0.39	0.31
Professional fees [1]	—	0.08
Acquisition and integration related expenses [2]	0.08	0.05
Stock-based compensation expense [3]	0.06	0.04
Net income attributable to non-controlling interest [4]	0.05	0.05
Fully distributed net income per share before income taxes	1.87	1.55
Impact of income tax expense on fully distributed income before income taxes [5]	(0.44)	(0.36)
Impact of increased share count [8]	(0.06)	(0.06)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$1.37	$1.13

(1)	For the three months ended September 30, 2020, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)
For the three months ended September 30, 2021, represents amortization of intangibles acquired in connection with the acquisitions of Maverick Boat Group, Pursuit and Cobalt. For the three months ended September 30, 2020, represents amortization of intangibles acquired in connection with the acquisitions of Pursuit and Cobalt.

(3)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(5)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.8% and 23.6%, of income before income taxes for the three month periods ended September 30, 2021 and 2020, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2022 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.

(6)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis.
(7)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(8)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.